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EXHIBIT 3.1 (j)

CERTIFICATE OF INCORPORATION
OF
BAP MERGER SUBSIDIARY CORPORATION

ARTICLE I

NAME

        The name of this Corporation is BAP Merger Subsidiary Corporation. ARTICLE II

REGISTERED OFFICE AND REGISTERED- AGENT

        The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 1980 1. The name of the Corporation's registered agent is The Corporation Trust Company.

ARTICLE III

PURPOSE

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

CAPITALIZATION

        The Corporation is authorized to issue one class of shares, to be designated common stock. The total number of shares of common stock that is Corporation is authorized to issue is One Thousand (1,000). The common stock shall have a par value of one cent ($.0 1) per share. All or any part of the shares of the common stock may be issued by the Corporation from time to time and for such consideration as may be determined and fixed by the Board of Directors, as provided by law, with due regard to the interest of the existing shareholders; and when such consideration has been received by the Corporation, such shares shall be deemed fully paid and non-assessable-

ARTICLE V

INDEMNIFICATION

        To the fullest extent permitted by the Delaware General Corporation Law or any other applicable law as now in effect or as it may hereafter be amended, a director of this Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action, as a director.

        Neither any amendment nor appeal of this Article V, nor the adoption of any provision in these Articles of Incorporation inconsistent with Us Article V, shall eliminate or reduce the effect of this Article V in respect of any matter occurring, or any cause of action, suit, or claim that, but for this Article V, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

ARTICLE VI

INCORPORATOR

        The name and mailing address of the incorporator is:

  John Forrer
  1250 24th St. NW, Suite #300
  Washington, DC 20037

DATED this 23rd day of September, 1999,

/s/ JOHN FORRER John Forrer, Incorporator

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  EXHIBIT 3.1 (j)
CERTIFICATE OF INCORPORATION OF BAP MERGER SUBSIDIARY CORPORATION ARTICLE I